Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

PHOTO CONTROL CORPORATION

ARTICLE 1. Offices

1.1  Registered Office.   The registered office of the corporation shall be located within the State of Minnesota as set forth in the Articles of Incorporation. The registered office need not be identical with the principal executive office of the corporation and may be changed from time to time by the Board of Directors.

1.2  Other Offices.   The corporation may have other offices, including its principal business office, at such places inside and outside the State of Minnesota as the Board of Directors may determine from time to time.

ARTICLE 2. Meetings of Shareholders

2.1  Place of Meeting.   All meetings of the shareholders of this corporation shall be held at its principal executive office unless some other place for any such meeting inside or outside the State of Minnesota is designated by the Board of Directors in the notice of meeting or the meeting is held by remote communication (as defined in Section 7.6) pursuant to Section 2.10. Any regular or special meeting of the shareholders of the corporation called by or held pursuant to a written demand of shareholders shall be held in the county where the principal executive office of the corporation is located.

2.2  Regular Meetings.   Regular meetings of the shareholders of this corporation may be held at the discretion of the Board of Directors on an annual or less frequent periodic basis. The date, time and place of such meetings may be designated by the Board of Directors in the notices of meeting. At regular meetings the shareholders shall elect a Board of Directors and transact such other business as may be appropriate for action by shareholders. If a regular meeting of shareholders has not been held for a period of fifteen (15) months, one or more shareholders holding not less than three percent (3%) of the voting power of all shares of the corporation entitled to vote may call a regular meeting of shareholders by delivering to the chief executive officer or chief financial officer a written demand for a regular meeting. Within thirty (30) days after the receipt of such a written demand by the chief executive officer or chief financial officer, the Board of Directors shall cause a regular meeting of shareholders to be called. Such a meeting shall be held on notice no later than ninety (90) days after the receipt of such written demand, all at the expense of the corporation.

2.3  Special Meetings.   Special meetings of the shareholders, for any purpose or purposes appropriate for action by shareholders, may be called by the chief executive officer, by the acting chief executive officer in the absence of the chief executive officer, by the chief financial officer, or by two or more members of the Board of Directors.  The date, time, and place of such special meeting shall be fixed by the person or persons calling the meeting and designated in the notice of meeting.

A special meeting may also be called by one or more shareholders holding ten percent (10%) or more of the voting power of all shares of the corporation entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, when called by shareholders, must be called by shareholders holding twenty-five percent (25%) or more of the voting power of all shares entitled to vote.

The shareholders calling such meeting shall deliver to the chief executive officer or chief financial officer a written demand for a special meeting. Such a demand shall contain the purpose or purposes of the meeting. Within thirty (30) days after the receipt of such a written demand for a special meeting of shareholders by the chief executive officer or chief financial officer, the Board of Directors shall cause a special meeting of shareholders to be called. Such a meeting shall be held on notice no later than ninety (90) days after the receipt of such written demand, all at the expense of the corporation.

Business transacted at any special meeting of the shareholders shall be limited to the purpose or purposes stated in the notice of the meeting. Any business transacted at any special meeting of the shareholders that is not included among the stated purposes of such meeting shall be voidable by or on behalf of the corporation unless all of the shareholders have waived notice of the meeting.

2.4  Notice of Meetings and Waiver of Notice.   Except when a meeting of shareholders is an adjourned meeting to be held not more than one hundred twenty (120) days after the date fixed for the original meeting and the date, time, and place of such meeting were announced at the time of the original meeting or any adjournment of the original meeting, notice of all meetings shall be given to every holder of shares entitled to vote. Such notice shall contain the date, time, and place of the shareholder meeting and any other information required by law. In the case of a special meeting, the notice shall contain a statement of the purposes of the meeting. The notice may also contain any other information deemed necessary or desirable by the Board of Directors or by any other person or persons calling the meeting.

Unless a different minimum notice period has been fixed by applicable law, the Articles of Incorporation, or these Bylaws, notice of all meetings, including meetings for consideration of the sale or other disposition of all or substantially all of the assets of the corporation, shall be given not less than three (3) nor more than sixty (60) days before the date of the meeting.

In the event that a plan of merger or exchange is to be considered at a meeting of shareholders, written notice of such meeting shall be given to every shareholder, whether or not entitled to vote, not less than fourteen (14) nor more than sixty (60) days before the date of the meeting. Such a notice shall contain the date, time, and place of the shareholder meeting, shall state that a purpose of such meeting is to consider the proposed plan of merger or exchange, and shall include a copy or a short description of the plan of merger or exchange.

Notice of all meetings shall be given to each eligible shareholder either by oral communication, by mailing a copy of the notice to an address designated by the shareholder or to the last known address of the shareholder, by handing a copy to the shareholder, or by any other delivery that conforms to law, including, without limitation, electronic communication (as defined in Section 7.6) if consent is given by a shareholder. Notice shall be deemed received when it is given. Notice by mail shall be deemed given when deposited in the United States mail with sufficient postage affixed. Notice by electronic communication shall be deemed given (1) if by facsimile communication, when directed to a telephone at which the shareholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (3) if by a posting on an electronic network on which the shareholder has consented to receive notice, together with separate notice to the shareholder of specific posting, upon the later of: (i) the posting; and (ii) the giving of separate notice; and (4) if by any other form of electronic communication by which the shareholder has consented to receive notice, when directed to the shareholder.

Consent by a shareholder to notice given by electronic communication may be given in writing or by authenticated (as defined in Section 7.6) electronic communication. The corporation is entitled to rely on any consent so given until revoked by the shareholder, provided that no revocation affects the validity of any notice given before receipt by the corporation of revocation of the consent.

Any shareholder may waive notice of any meeting of shareholders. Waiver of notice shall be effective whether given before, at, or after the meeting and whether given orally, in writing, or by attendance. Attendance by a shareholder at a meeting is a waiver of notice of that meeting, except when such shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at the meeting.

2.5  Record Date.   The Board of Directors may fix, or authorize an officer to fix, a date not more than sixty (60) days before the date of a meeting of shareholders as the date for the determination of the holders of shares entitled to notice of and entitled to vote at any meeting. When a date is so fixed, only shareholders on that date are entitled to notice of and permitted to vote at that meeting of shareholders.

2.6  Quorum.   The holders of a majority of the voting power of all shares of the corporation, present in person or represented by proxy, entitled to vote at a meeting shall constitute a quorum for the transaction of business at a meeting of the shareholders. Such a quorum is a prerequisite to the shareholders taking any action other than adjournment. In the absence of a quorum, the holders of a majority of the voting power, present in person or represented by proxy, may adjourn the meeting to a date, time, and place they shall announce at the time of adjournment. Any business that might have been transacted at the adjourned meeting had a quorum been present, may be transacted at the meeting held pursuant to such an adjournment, if a quorum is present at the meeting held pursuant to such an adjournment.

If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of shareholders originally represented leaves less than the number otherwise required for a quorum.

2.7  Voting and Proxies.   At each meeting of the shareholders, every shareholder shall be entitled to one vote for each share of capital stock held by such shareholder, except as may be otherwise provided in the Articles of Incorporation or the terms of the share or as may be required to provide for cumulative voting (if not denied by the Articles of Incorporation).

A shareholder may vote in person or by proxy. Every appointment of a proxy shall be in writing (which shall include telegraphing, cabling, or telephotographic transmission), and shall be filed with the Secretary of the corporation at or before the meeting at which the appointment is to be effective. The appointment of a proxy shall be valid for no more than eleven (11) months, unless a longer period is expressly provided in the appointment. An appointment of a proxy for shares held jointly by two or more shareholders shall be valid if signed by any one of them, unless the Secretary of the corporation receives from any one of such shareholders written notice either denying the authority of that shareholder to appoint a proxy or appointing a different proxy. All questions regarding the qualification of voters, the validity of appointments of proxies, and the acceptance or rejection of votes shall be decided by the presiding officer of the meeting.

The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote, except when a different vote is required by law, the Articles of Incorporation, or these Bylaws.

2.8  Action Without Meeting by Shareholders.   Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the shareholders entitled to vote on such action. Such written action shall be effective when signed, or consented to by authenticated electronic communication,  by all of the shareholders entitled to vote thereon, unless a different effective time is provided in the written action.

2.9  Attendance at Shareholder Meetings.  The authority of anyone other than shareholders, proxy holders, or persons invited by the Board of Directors to attend any meeting of the shareholders shall be determined by the sole discretion of the Board, or by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote. Any action taken by the shareholders at a meeting at which an unauthorized person is in attendance is not void or voidable.

2.10  Remote Communications for Shareholders Meeting.  The Board of Directors is authorized to hold regular or special meetings of the shareholders solely by means of remote communication through which the shareholders may participate in the meeting, if notice of the meeting is given to every holder of shares entitled to vote, and if the number of shares held by the shareholders participating in the meeting would be sufficient to constitute a quorum at the meeting. Furthermore, the Board of Directors is authorized to determine that a shareholder not physically present in person or by proxy at a regular or special meeting of shareholders may, by means of remote communication, participate in a meeting of shareholders held at a designated place. In any meeting of shareholders held solely by means of remote communication or in any meeting of shareholders held at a designated place in which one or more shareholders participate by means of remote communication, the corporation must implement reasonable measures to verify that each person deemed present and entitled to vote at the meeting by means of remote communication is a shareholder; and the corporation must implement reasonable measures to provide each shareholder participating by means of remote communication with a reasonable opportunity to participate in the meeting, including an opportunity to: (i) read or hear the proceedings of the meeting substantially concurrently with those proceedings; (ii) if allowed by the procedures governing the meeting, have the shareholder’s remarks heard or read by other participants in the meeting substantially concurrently with the making of those remarks; and (iii) if otherwise entitled, vote on matters submitted to the shareholders.

ARTICLE 3. Directors

3.1  General Powers.    Except as authorized by the shareholders pursuant to a shareholder control agreement or unanimous affirmative vote by the holders of shares entitled to vote for directors of the corporation, the business and affairs of the corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors may exercise all such powers and do all such things as may be exercised or done by the corporation, subject to the provisions of applicable law, the Articles of Incorporation, and these Bylaws.

3.2

Number, Term, Election and Qualifications. The number of directors which shall constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors, but shall not be less than three. No decrease in the number of directors pursuant to this section shall effect the removal of any director then holding office except upon compliance with the provisions of Section 3.11 of these Bylaws. The directors shall be divided into three classes as equal in number as possible. In the event that equal division is not possible, the board of directors, by a majority vote, shall determine which class new directors shall be placed in. The classification of the corporation’s board of directors already in effect as of the date hereof will continue to remain in effect after the date hereof.

At each regular meeting of the shareholders, each director elected to succeed a director whose term has expired shall hold office until the third succeeding regular meeting of the shareholders after such director’s election and until such director’s successor has been duly elected and qualified, or until the earlier death, resignation, removal or disqualification of such director.

3.3

Vacancies.  Any vacancy occurring on the board of directors resulting from the death, resignation, removal, or disqualification of a director, may be filled by the affirmative vote of a majority of the directors remaining in office, even though said remaining directors may be less than a quorum. In addition, any newly created directorship resulting from an increase in the authorized number of directors by action of the board of directors may be filled by a majority vote of the directors serving at the time of such increase. Each director elected by the board of directors to either fill a vacancy or a newly created directorship shall hold office until a qualified successor is elected by the shareholders at the next regular meeting of the shareholders at which the term of the director so elected expires and until such director’s successor has been duly elected and qualified.

3.4  Meetings.    Meetings of the Board of Directors may be held at such times and places, or solely by one or more means of remote communication, as shall from time to time be determined by the Board of Directors. Meetings of the Board of Directors also may be called by the chief executive officer, by the acting chief executive officer in the absence of the chief executive officer or by any director.

3.5  Notice of Meetings.    If the date, time, and place of a meeting of the Board of Directors has been announced at a previous meeting, no notice is required. In all other cases, notice of meetings shall be given to each member of the Board of Directors by the person or persons calling such meeting. Such notice shall contain the date, time, and place of the meeting and any other information required by law or desired by the person or persons calling such meeting. Notice of all such meetings shall be given not less than three (3) days before the date of the meeting.

Notice of all meetings shall be given to each director either by oral communication, by mailing a copy of the notice to an address designated by the director, by handing a copy to the director, or by any other delivery that conforms to law. Notice by mail shall be deemed given when deposited in the United States mail with sufficient postage affixed. Notice shall be deemed received when it is given.

A director may waive notice of any meeting of the Board of Directors. A waiver of notice by a director is effective whether given before, at, or after the meeting, and whether given orally, in writing, or by attendance. Attendance by a director at a meeting is a waiver of notice of that meeting, except when such director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

3.6  Quorum.   A majority of the directors currently holding office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. In the absence of a quorum, a majority of the directors present at the meeting may adjourn the meeting from time to time until a quorum is present.

If a quorum is present when a duly called or held meeting is convened, the directors present at the meeting may continue to transact business until adjournment, even though the withdrawal of a number of directors originally present leaves less than the number otherwise required for a quorum.

3.7  Voting.   The Board of Directors shall take action by the affirmative vote of the greater of (i) a majority of the directors present at any duly held meeting at the time the action is taken or (ii) a majority of the minimum proportion or number of directors that would constitute a quorum for the transaction of business at the meeting, except when a different vote is required by law, the Articles of Incorporation, or these Bylaws. A director may give advance written consent or objection to a proposal to be acted upon at a meeting of the Board of Directors. If the director is not present at the meeting, consent or objection to a proposal does not constitute presence for purposes of determining a quorum, but consent or objection shall be counted as a vote of a director present at the meeting in favor of or against the proposal and shall be entered in minutes or other record of action at the meeting, if the proposal acted upon at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

3.8  Action in Writing.   Any action required or permitted to be taken at a meeting of the Board of Directors which requires the approval of the shareholders, may be taken by written action signed, or consented to by authenticated electronic communication, by all of the directors then holding office. However, if the Articles of Incorporation authorize written action by less than all the directors and the action does not require shareholder approval, such action may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present. If any written action is taken by less than all directors, all directors shall be notified immediately of its text and effective date. The failure to provide such notice, however, shall not invalidate such written action. A director who does not sign or consent to the written action has no liability for the action or actions taken thereby. Such written action shall be effective when signed, or consented to by authenticated electronic communication, by the required number of directors, unless a different effective time is provided in the written action.

3.9  Meeting by Remote Communication.   A director may participate in a board meeting by means of conference telephone or, if authorized by the Board, by such other means of remote communication, in each case through which the director, other directors so participating, and all directors physically present at the meeting may participate with each other during the meeting. Participation in a meeting by that means constitutes presence at the meeting.

3.10  Committees.   The Board of Directors, by a resolution approved by the affirmative vote of a majority of the directors then holding office, may establish one or more committees of one or more persons. Such committees shall have the authority of the Board of Directors in the management of the business of the corporation only to the extent provided in the resolution. Such committees, other than special litigation committees and committees formed pursuant to Minnesota Statutes Section 302A.673, subdivision 1(d), shall at all times be subject to the direction and control of the Board of Directors. Committee members need not be directors and shall be appointed by the affirmative vote of a majority of the directors present at any duly held meeting. A majority of the members of any committee shall constitute a quorum for the transaction of business at a meeting of any such committee.

In other matters of procedure, the provisions of these Bylaws shall apply to committees and the members thereof to the same extent they apply to the Board of Directors and directors. This shall include, without limitation, the provisions with respect to meetings and notice thereof, absent members, written actions, and valid acts. Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors.

3.11

Removal. Any one or all of the directors of the corporation may be removed at any time, with or without cause, by the affirmative vote of the holders of not less than two-thirds of all outstanding shares of capital stock of the corporation entitled to vote pursuant to the Minnesota Business Corporation Act (unless the proposed removal has been expressly approved by a majority of all members of the board of directors in which case such removal shall be approved by the holders of a majority of all outstanding shares of capital stock of the corporation entitled to vote pursuant to the Minnesota Business Corporation Act). The shareholders may elect new directors at the same meeting at which such directors are so removed.

3.12  Attendance at Director Meetings.  The authority of anyone other than directors or persons invited by the Board of Directors to attend any meeting of the Board of Directors shall be determined by the sole discretion of the Board. Any action taken by the Board of Directors at a meeting at which an unauthorized person is in attendance is not void or voidable.

ARTICLE 4. Officers

4.1  Number and Qualification.   The officers of the corporation shall consist of one or more natural persons elected or appointed by the Board of Directors exercising the functions of the offices, however designated, of chief executive officer and chief financial officer. The Board of Directors may also elect or appoint such other officers and assistant officers as it may deem necessary for the operation and management of the corporation. Except as provided in these Bylaws, the Board of Directors shall fix the powers, duties, and compensation of all officers. Officers may be, but need not be, directors of the corporation. Any number of offices may be held by the same person.

4.2  Term of Office.   An officer shall hold office until a successor shall have been duly elected, unless prior thereto such officer shall have resigned or been removed from office as hereinafter provided.

4.3  Removal and Vacancies.   Any officer or agent elected or appointed by the Board of Directors shall hold office at the pleasure of the Board of Directors and may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present. Any vacancy in an office of the corporation shall be filled by action of the Board of Directors.

4.4  Chief Executive Officer.   Unless provided otherwise by a resolution adopted by the Board of Directors, the chief executive officer shall have general active management of the business of the corporation, in the absence of the Chairperson of the Board or if the office of Chairperson of the Board is vacant, shall preside at meetings of the shareholders and Board of

Directors, shall see that all orders and resolutions of the Board of Directors are carried into effect, shall sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Articles of Incorporation, these Bylaws, or the Board of Directors to some other officer or agent of the corporation, may maintain records of and certify proceedings of the Board of Directors and shareholders, and shall perform such other duties as may from time to time be prescribed by the Board of Directors.

4.5  Chief Financial Officer.   Unless provided otherwise by a resolution adopted by the Board of Directors, the chief financial officer shall keep accurate financial records for the corporation, shall deposit all moneys, drafts, and checks in the name of and to the credit of the corporation in such banks and depositories as the Board of Directors shall designate from time to time, shall endorse for deposit all notes, checks, and drafts received by the corporation as ordered by the Board of Directors, making proper vouchers therefor, shall disburse corporate funds and issue checks and drafts in the name of the corporation as ordered by the Board of Directors, shall render to the chief executive officer and the Board of Directors, whenever requested, an account of all such officer’s transactions as chief financial officer and of the financial condition of the corporation, and shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer from time to time.

4.6  Chairperson of the Board.   The Board of Directors may elect a Chairperson of the Board who, if elected, shall preside at all meetings of the shareholders and of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors from time to time.

4.7  President.   Unless otherwise determined by the Board of Directors, the President shall be the chief executive officer of the corporation. If an officer other than the President is designated chief executive officer, the President, if any, shall have such powers and perform such duties as the Board of Directors or the chief executive officer may prescribe from time to time.

4.8  Vice President(s).   The Vice President, if any, or Vice Presidents in case there be more than one, shall have such powers and perform such duties as the Board of Directors or the chief executive officer may prescribe from time to time. In the absence of the President or in the event of the President’s death, inability, or refusal to act, the Vice President, or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or, in the absence of any designation, in the order of their election, shall perform the duties of the President, and, when so acting, shall have all the powers of and be subject to all of the restrictions upon the President.

4.9  Secretary.   The Secretary shall attend all meetings of the Board of Directors and of the shareholders and shall maintain records of, and whenever necessary, certify all proceedings of the Board of Directors and of the shareholders. The Secretary shall keep the stock books of the corporation, when so directed by the Board of Directors or other person or persons authorized to call such meetings, shall give or cause to be given notice of meetings of the shareholders and of meetings of the Board of Directors, and shall also perform such other duties and have such other powers as the Board of Directors or the chief executive officer may prescribe from time to time.

4.10  Treasurer.   Unless otherwise determined by the Board of Directors, the Treasurer shall be the chief financial officer of the corporation. If an officer other than the Treasurer is designated chief financial officer, the Treasurer, if any, shall have such powers and perform such duties as the Board of Directors or the chief executive officer may prescribe from time to time.

4.11  Delegation.   Unless prohibited by a resolution approved by the affirmative vote of a majority of the directors present, an officer elected or appointed by the Board of Directors may, without the approval of the Board of Directors, delegate some or all of the duties and powers of such person’s office to other persons.

ARTICLE 5. Certificates and Ownership of Shares

5.1  Certificates.   All shares of the corporation shall be represented by certificates. Each certificate shall contain on its face (a) the name of the corporation, (b) a statement that the corporation is incorporated under the laws of the State of Minnesota, (c) the name of the person to whom it is issued, and (d) the number and class of shares, and the designation of the series, if any, that the certificate represents. Certificates shall also contain any other information required by law or desired by the Board of Directors, and shall be in such form as shall be determined by the Board of Directors.

Such certificates shall be signed by the chief executive officer, by the chief financial officer, or, unless otherwise limited by resolution of the Board of Directors, by any other officer of the corporation. If a certificate is signed (1) by a transfer agent or an assistant transfer agent or (2) by a transfer clerk acting on behalf of the corporation and a registrar, the signature of any such officer of the corporation may be a facsimile signature. If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent, or registrar of a corporation, the certificate may be issued by the corporation, even if the person has ceased to have that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue. All certificates for shares shall be consecutively numbered or otherwise identified.

If the Articles of Incorporation establish more than one class or series of shares or authorize the Board of Directors to establish classes or series of shares, all certificates representing such shares shall set forth on the face or back of the certificate or shall state that the corporation will furnish to any shareholder upon request and without charge, a full statement of the designations, preferences, limitations, and relative rights of the shares of each class or series authorized to be issued, so far as they have been determined, and the authority of the Board of Directors to determine the relative rights and preferences of subsequent classes or series.

All certificates surrendered to the corporation or the transfer agent for transfer shall be cancelled, and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed, or mutilated certificate, a new certificate may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors may prescribe.

5.2  Transfer of Shares.   The transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by such holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation, and on surrender of such shares to the corporation or the transfer agent of the corporation.

5.3  Ownership.   Except as otherwise provided in this Section, the person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes. The Board of Directors, however, by a resolution approved by the affirmative vote of a majority of directors then holding office, may establish a procedure whereby a shareholder may certify in writing to the corporation that all or a portion of the shares registered in the name of such shareholder are held for the account of one or more beneficial owners. Upon receipt by the corporation of the writing, the persons specified as beneficial owners, rather than the actual shareholder, shall be deemed the shareholders for such purposes as are permitted by the resolution of the Board of Directors and are specified in the writing.

ARTICLE 6. Contracts, Loans, Checks, and Deposits

6.1  Contracts.   The Board of Directors may authorize such officers or agents as they shall designate to enter into contracts or execute and deliver instruments in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

6.2  Loans.   The corporation shall not lend money to, guarantee the obligation of, become a surety for, or otherwise financially assist any person unless the transaction, or class of transactions to which the transaction belongs, has been approved by the affirmative vote of a majority of directors present, and (a) is in the usual and regular course of business of the corporation, (b) is with, or for the benefit of, a related corporation, an organization in which the corporation has a financial interest, an organization with which the corporation has a business relationship, or an organization to which the corporation has the power to make donations, (c) is with, or for the benefit of, an officer or other employee of the corporation or a subsidiary, including an officer or employee who is a director of the corporation or a subsidiary, and may reasonably be expected, in the judgment of the Board of Directors, to benefit the corporation, or (d) whether or not any separate consideration has been paid or promised to the corporation, has been approved by (i) the affirmative vote of the holders of two-thirds of the voting power of the shares entitled to vote which are owned by persons other than the interested person or persons or (ii) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote.

6.3  Checks, Drafts, etc.   All checks, drafts or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the corporation shall be signed by such officers or agents of the corporation as shall be designated and in such manner as shall be determined from time to time by resolution of the Board of Directors.

6.4  Deposits.   All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks or other financial institutions as the Board of Directors may select.

ARTICLE 7. Miscellaneous.

7.1  Dividends.   The Board of Directors from time to time may declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law.

7.2  Reserves.   There may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the corporation, for the purchase of additional property, or for such other purpose as the directors shall deem to be consistent with the interests of the corporation. The Board of Directors may modify or abolish any such reserve.

7.3  Fiscal Year.   The fiscal year of the corporation shall be determined by the Board of Directors.

7.4  Amendments.   Except as limited by the Articles of Incorporation and subject to the power of the shareholders to amend or repeal these Bylaws, these Bylaws may be amended or repealed by the Board of Directors. After the adoption of the initial bylaws, the Board of Directors, however, shall not adopt, amend, or repeal any bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies on the Board of Directors or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend a bylaw to increase the number of directors.

7.5  Shareholder Agreements.   In the event of any conflict or inconsistency between these Bylaws, or any amendment thereto, whenever adopted, and the terms of any shareholder control agreement as defined in Minnesota Statutes Section 302A.457 (or similar provision of future law), the terms of such shareholder control agreement shall control.

7.6  Definitions.   The following words or phrases when used in these Bylaws have the meanings set forth below:

(1)

“Electronic communication” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient of the communication, and that may be directly reproduced in paper form by the recipient through an automated process.

(2)

“Remote communication” means communication via electronic communication, conference telephone, video conference, the Internet, or such other means by which persons not physically present in the same location may communicate with each other on a substantially simultaneous basis.

(3)

“Authenticated” means, with respect to an electronic communication, that the communication is delivered to the principal place of business of the corporation, or to an officer or agent of the corporation authorized by the corporation to receive the communication, and that the communication sets forth information from which the corporation can reasonably conclude that the communication was sent by the purported sender.